Exhibit 99.1
FOR IMMEDIATE RELEASE
NEWS
FROM
Contact:	Bank Mutual Corporation NASDAQ: BKMU Michael T. Crowley Jr. Chairman, President and Chief Executive Officer 414-354-1500 Michael W. Dosland Chief Financial Officer 414-354-1500
Milwaukee, Wisconsin
October 21, 2010
BANK MUTUAL CORPORATION REPORTS EARNINGS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010, AND
THE THIRD QUARTER OF 2010
Milwaukee, Wisconsin
October 21, 2010
Bank Mutual Corporation (NASDAQ: BKMU) reported net income in the third quarter of 2010 of $926,000 or $0.02 per diluted share compared to $1.2 million or $0.03 per diluted share during the same period in the previous year. Net income for the nine months ended September 30, 2010, was $3.8 million or $0.08 per diluted share compared to $12.3 million or $0.26 per diluted share in the same period last year. Net income during the third quarters of 2010 and 2009 represented a return on average assets (“ROA”) of 0.11% and 0.14%, respectively, and a return on average equity (“ROE”) of 0.93% and 1.23%, respectively. For the nine month periods in 2010 and 2009, ROA was 0.14% and 0.47%, respectively, and ROE was 1.25% and 4.05%, respectively.

Michael T. Crowley, Jr., Chairman and Chief Executive Officer of Bank Mutual Corporation (“Bank Mutual”) commented, “Due to the difficult economic environment, new loan demand has been restrained and our liquidity position continues to build, causing a negative impact on our net interest margin.” Mr. Crowley added, “However, we believe this liquidity and our strong capital position give us flexibility to successfully manage through the current operating environment and to take advantage of strategic opportunities.”
Net interest income declined by $3.6 million in the third quarter of 2010 compared to the same quarter in 2009. Net interest income declined by $14.2 million during the nine months ended September 30, 2010, compared to the same period in 2009. These declines were primarily attributable to a decrease in Bank Mutual’s interest rate spread between the periods and, to a lesser extent, by a decrease in average earning assets between the periods. Bank Mutual’s interest rate spread decreased by 36 and 50 basis points during the three and nine month periods ended September 30, 2010, respectively, compared to the same periods in 2009. Bank Mutual’s earning assets declined by $24.0 million or 0.7% and $39.4 million or 1.2% during the three and nine month periods ended September 30, 2010, respectively, compared to the same periods in 2009.
During 2009 and 2010 Bank Mutual has experienced increased levels of liquidity due to reduced portfolio loan demand and increased repayment activity in its loan and securities portfolios. These developments have been caused by deterioration in economic conditions, as well as a record low interest rate environment that has resulted in increased refinancing of adjustable-rate residential and home equity loans into fixed-rate residential loans, which Bank Mutual typically sells in the secondary market. In addition, in recent periods Bank Mutual has sold significant amounts of longer-term mortgage-related securities at gains in an effort to reduce its exposure to interest rate risk. Bank Mutual has reinvested the cash proceeds from these sources in short-term securities and overnight investments. These types of investments increase Bank Mutual’s flexibility to respond to changes in interest rates or otherwise restructure its balance sheet. However, such investments typically have lower yields than Bank Mutual’s loans and other securities, which has contributed to a decline in Bank Mutual’s interest rate spread in recent periods.
Bank Mutual has also managed its liquidity position over the past year by reducing the rates it offers on its certificates of deposits and certain other deposit accounts. This has resulted in a $17.8 million or 0.9% decrease in average deposit liabilities during the nine months ended September 30, 2010, compared to the same period in 2009. It has also resulted in an 82 basis point decline in the weighted average cost of interest-bearing deposit liabilities during the nine month period in 2010 compared to the same period in 2009.
Bank Mutual’s provision for loan losses was $6.2 million during the third quarter of 2010 compared to $5.1 in the same quarter last year. The provision for the nine months ended September 30, 2010, was $15.7 million compared to $8.8 million in the same period last year. The losses in these periods have been affected by continued weakness in economic conditions in general and in real estate markets in particular. These developments, as well as elevated levels of unemployment since 2008, have resulted in increased stress on Bank Mutual’s borrowers, increased loan delinquencies, and lower real estate values. These conditions have been particularly challenging for Bank Mutual’s portfolio of multi-family and commercial real estate loans and commercial business loans. During the third quarter of 2010 Bank Mutual recorded $3.9 million in loss provisions against a number of unrelated loan relationships, the largest of which was a $1.1 million loss on a $4.1 million loan relationship secured by partially developed land. This loan relationship was determined to be collateral dependent in the third quarter. In addition, during the third quarter of 2010 Bank Mutual recorded $2.3 million in additional loss provisions that reflected management’s general concerns related to continued increases in Bank Mutual’s non-performing loans, as well as continued declines in commercial real estate values and continued weaknesses in economic conditions and employment.
Year-to-date in 2010 Bank Mutual has recorded $9.7 million in loss provisions against thirteen unrelated loan relationships aggregating $41.5 million, including the loan described in the previous paragraph. The collateral for three of these loan relationships, which amounted to $9.7 million in the aggregate, was transferred to foreclosed real estate during 2010, net of an aggregate loss allowance of $4.1 million. In addition, during the nine months ended September 30, 2010, Bank Mutual recorded $3.2 million in loss provisions on a number of smaller commercial business, residential, and consumer loans. Finally, Bank Mutual recorded $2.8 million in additional loss provisions that reflected management’s general concerns related to continued declines in commercial real estate values, as well as continued weaknesses in economic conditions and employment
During the nine month period ended September 30, 2009, Bank Mutual recorded $6.4 million in loss provisions against five unrelated loan relationships aggregating $18.9 million. Bank Mutual also established $1.8 million in losses on a number of smaller loans during the period, consisting principally of commercial real estate and commercial business loans. In addition to these losses, Bank Mutual recorded approximately $600,000 in additional loan loss provisions during the period that reflected management’s general concerns relating to deterioration in economic conditions, increased unemployment rates, and declines in real estate values.
Gains on investment activities for the three months ended September 30, 2010, were $5.2 million compared to $3.5 million during the same period in 2009. On a year-to-date basis, these gains were $16.3 million in the current year compared to $6.2 million in 2009. Results for the nine month period in the previous year were net of $831,000 in other-than-temporary impairment (“OTTI”) charges related to a mutual fund investment. Excluding this charge, gains on investment activities during the nine months ended September 30, 2009, were $7.1 million. During the nine months ended September 30, 2010 and 2009, Bank Mutual sold $885.0 million and $492.1 million, respectively, in longer-term, fixed-rate mortgage-related securities. In addition, Bank Mutual sold $189.9 million in adjustable-rate mortgage-related securities in 2010 compared to no sales of such securities in 2009. As previously noted, Bank Mutual reinvested the cash proceeds from these sales in short-term securities and overnight investments, which management believes increases Bank Mutual’s flexibility to respond to changes in interest rates or otherwise restructure its balance sheet.
Gains on sales of loans were $3.7 million in the third quarter of 2010 compared to $1.0 million in the same period last year. These gains were $5.5 million during the nine month period ended September 30, 2010, compared to $7.8 million during the same period in 2009. During the third quarter of 2010 sales of one- to four-family mortgage loans were $118.2 million compared to $78.1 million for the same period in 2009. Loan sales increased substantially in the third quarter of 2010 in response to a record low interest rate environment that encouraged many fixed-rate borrowers to refinance existing loans at lower rates. In addition, adjustable-rate borrowers were motivated to refinance into fixed-rate loans. Bank Mutual sells substantially all of these loans in the secondary market. On a year-to-date basis loan sales in 2010 were $223.1 million compared to $493.2 million in 2009. Interest rates for mortgage loans were also very low during the first half of 2009 which resulted in high levels of refinance activity during that period. Although interest rates on mortgage loans currently remain at record lows, management is uncertain at this time whether loan origination and sale volumes during the last quarter of 2010 will approach the record levels experienced during the first or second quarters of 2009.
Net loan-related fees and servicing revenue was a loss of $291,000 during the three months ended September 30, 2010, compared to income of $70,000 in the same period of 2009. Net loan-related fees and servicing revenue was a loss of $39,000 during the nine month period in 2010 compared to a loss of $222,000 during the same nine months in 2009. The following table presents the primary components of net loan-related fees and servicing revenue for the periods indicated:

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2010	2009	2010	2009
	(Dollars in thousands)
Gross servicing fees	$646	$590	$1,913	$1,577
Mortgage servicing rights amortization	(1,064)	(493)	(2,100)	(2,440)
Mortgage servicing rights valuation recovery (loss)	8	(139)	(198)	314

Loan servicing revenue, net	(410)	(42)	(385)	(549)
Other loan fee income	119	112	346	327

Loan-related fees and servicing revenue, net	$(291)	$70	$(39)	$(222)

Gross servicing fees increased in the 2010 periods compared to the previous year periods due to an increase in the amount of loans Bank Mutual services for third-party investors. As of September 30, 2010, Bank Mutual serviced $1.0 billion in loans for third-party investors compared to $963.9 million at September 30, 2009. Amortization of mortgage servicing rights (“MSRs”) typically increases in periods of lower interest rates due to increased loan refinance activity, such as that which was experienced during the third quarter of 2010 and the first half of 2009. Loan-related fees and servicing revenue is also impacted by changes in the valuation allowance that is established against MSRs. The change in this allowance is recorded as a recovery or charge, as the case may be, in the period in which the change occurs.
Service charges on deposits declined by $76,000 or 4.5% and $244,000 or 5.1% during the three and nine month periods ended September 30, 2010, respectively, compared to the same periods in 2009. This decline was due principally to a decrease in overdraft charges and ATM/debit card fees. Management attributes these declines to the economic recession, which has resulted in reduced spending by consumers in general, including deposit customers of Bank Mutual. During the third quarter of 2010 Bank Mutual implemented procedures in response to new federal regulations that reduced the circumstances in which financial institutions may charge overdraft fees on customer debit card transactions. Bank Mutual took steps to reduce the impact this new regulation could have on fee revenue and, as a result, has not noted a significant decline in fee revenue since it implemented the new procedures. However, management is unable to determine what long-term impact the new regulations may have on Bank Mutual’s fee revenue at this time.
Brokerage and insurance commissions were $738,000 during the third quarter of 2010, an $186,000 or 33.6% improvement over the same period in the previous year. On a year-to-date basis, this revenue was $2.3 million in 2010, a $245,000 or 11.8% increase compared to 2009. The improvement between the quarterly periods was principally due to increased sales of tax-deferred annuity products. It is not unusual for sales of such products to increase during periods of low interest rates, when the returns on annuities improve relative to other investment alternatives such as certificates of deposit. The improvement between the year-to-date periods was primarily caused by increased sales of mutual funds and other equity investments earlier in 2010 due to a general improvement in the equity markets.
Other non-interest income increased by $199,000 or 11.0% and $743,000 or 14.8% during the three and nine month periods ended September 30, 2010, respectively, compared to the same periods in 2009. Most of these increases were due to an increase in earnings from Bank Mutual’s investment in bank-owned life insurance (“BOLI”), on which total returns of some plans have benefited from a lower interest rate environment.
Total non-interest expense increased by $449,000 or 2.7% and decreased by $371,000 or 0.7% during the three and nine month periods ended September 30, 2010, respectively, compared to the same periods in the previous year. The increase between the quarterly periods was due primarily to a $1.1 million increase in losses on foreclosed real estate. On a year-to-date basis, these losses increased by $4.1 million. In recent periods Bank Mutual has experienced an increase in losses on foreclosed real estate due to continued declines in real estate values and weak economic conditions. If these conditions persist, future losses on foreclosed real estate could remain elevated in the near term.
Compensation-related expense declined by $898,000 or 9.1% and $3.6 million or 11.7% during the three and nine month periods ended September 30, 2010, respectively, compared to the same periods in 2009. These declines were primarily caused by lower levels of stock-based compensation. ESOP expense declined in the most recent year because 2010 is the last year of Bank Mutual’s original commitment to the plan. Under the terms of the plan, the number of shares scheduled to be allocated to employees in the final year is substantially lower than it was in earlier years. Bank Mutual does not expect to continue ESOP contributions beyond its original commitment at this time. However, this decision is subject to review on a periodic basis and contributions may be reinstated in future periods. Also contributing to the decrease in stock-based compensation in 2010 relative to 2009 was a large grant of stock options and restricted stock that was made in 2004 that became fully vested in mid-2009. No amortization expense related to that grant has been recorded beyond that point. Finally, during the third quarter of 2010 management took steps to modestly reduce the number of Bank Mutual’s employees through attrition.
FDIC insurance premiums increased by $102,000 or 10.9% and decreased by $603,000 or 16.5% during the three and nine month periods ended September 30, 2010, respectively, compared to the same periods in the previous year. Results in 2009 included a $1.6 million non-recurring special assessment from the FDIC that was charged to all insured financial institutions based on each institution’s total assets, less its Tier 1 capital, as of June 30, 2009. Excluding this special assessment, Bank Mutual’s FDIC insurance premiums increased by $947,000 or 44.9% during the 2010 year-to-date period compared to the same period in the previous year. In 2009 the FDIC raised its regular premium rates for all financial institutions. In addition, during the first quarter of 2009 Bank Mutual utilized the last of certain premium credits that had been available to offset deposit premium costs.
Occupancy and equipment costs were $2.8 million during the third quarter of 2010, a $42,000 or 1.5% decrease from the same period in 2009. These same costs were $8.5 million during the nine months ended September 30, 2010, which was a $446,000 or 5.0% decrease from the same period in the previous year. These decreases were primarily caused by lower data processing costs, due to the negotiation of a new contract with Bank Mutual’s third-party data processor in late 2009, as well as lower levels of repair and maintenance expense and rent expense in the current year.
Other non-interest expense increased by $206,000 or 6.7% and $172,000 or 1.9% during the three and nine month periods ended September 30, 2010, respectively, compared to the same periods in the previous year. These increases were primarily caused by an increase in costs to maintain and otherwise administer Bank Mutual’s foreclosed and repossessed properties. These increases were offset in part by lower expenses related to marketing and advertising in the 2010 periods relative to the same periods in 2009.
Income tax expense was $307,000 during the three months ended September 30, 2010, compared to $772,000 in the same period of 2009. Year-to-date, income tax expense was $1.5 million in 2010 compared to $5.0 million in the 2009 period. In the first quarter of 2009 Bank Mutual recorded a $1.8 million tax benefit related to the elimination of a valuation allowance it had established against a deferred tax asset in prior years. The deferred tax asset related to Wisconsin net operating loss carryovers for which management was previously unable to determine whether it was more likely than not that the tax benefits would be realized in future periods. In the first quarter of 2009 Wisconsin law was amended from a system that taxed each affiliated entity separately to a form of combined reporting. As a result of this change, management determined that Bank Mutual’s Wisconsin net operating losses that had not been recognized in prior periods would be realizable, which resulted in a one-time tax benefit of $1.8 million in the first quarter of 2009. Excluding the impact of this one-time tax benefit, Bank Mutual’s effective tax rate (“ETR”) for the year-to-date periods in 2010 and 2009 was 28.8% and 39.4%, respectively. The ETR for the third quarters of 2010 and 2009 was 24.9% and 38.3%, respectively. Bank Mutual’s ETR is lower in the 2010 periods because non-taxable revenue, such as earnings from BOLI, comprises a larger percentage of pre-tax earnings in 2010 than it did in 2009 due to a lower level of pre-tax earnings in 2010.
For reasons described earlier in this release, Bank Mutual’s origination of one- to four-family mortgage loans declined in 2010, from $543.8 million in the nine months ended September 30, 2009 to $311.9 million in the same period of the current year. Since December 31, 2009, Bank Mutual’s portfolio of one- to four-family loans declined from $656.0 million at that date, to $562.3 million at September 30, 2010. This decline was caused by continued refinancing of adjustable-rate loans by borrowers (which Bank Mutual typically retains in portfolio) into fixed-rate loans (which Bank Mutual generally sells). Market interest rates for mortgage loans have declined to record lows in recent months. As such, Bank Mutual expects borrowers to continue to prefer fixed-rate mortgage loans in the near term, which could impact its ability to increase its portfolio of one- to four-family loans in the near term.
Multi-family and commercial real estate mortgage loan originations were $50.2 million during the nine months ended September 30, 2010, compared to $43.6 million during the same period in 2009. Bank Mutual’s aggregate portfolio of multi-family and commercial real estate mortgage loans increased from $476.3 million at December 31, 2009, to $523.5 million at September 30, 2010. A substantial portion of this increase was due to construction and development loans that were transferred to permanent financing during the period. As a result of this development, Bank Mutual’s portfolio of construction and development loans declined by $40.4 million or 42.2% during the nine months ended September, 2010.
Commercial business loan originations in the nine months ended September, 2010, were $22.2 million compared to $17.2 million in the same period in 2009. Bank Mutual’s portfolio of commercial business loans decreased by $3.1 million or 6.0%, from $52.0 million to $48.9 million during the nine months ended September 30, 2010.
Consumer loan originations, including fixed-term home equity loans and lines of credit, were $57.7 million during the nine months ended September 30, 2010, compared $58.8 million during the same period in the prior year. Bank Mutual’s consumer loan portfolio declined from $275.5 million at December 31, 2009, to $252.1 million at September 30, 2010. This decline was due in part to an interest rate environment in recent periods that has encouraged many borrowers to refinance their home equity loans or lines of credit and other consumer loans into first mortgage loans. Many of these borrowers reestablished home equity lines of credit with Bank Mutual in accordance with its established lending standards, but had not drawn substantial amounts on these lines as of the end of the quarter.
In light of current economic conditions and recent loan origination activity, management expects growth in all categories of Bank Mutual’s loan portfolio may be slow or negative in the near term, although there can be no assurances.
Bank Mutual’s available-for-sale securities portfolio decreased by $400.1 million or 27.0% during the nine months ended September 30, 2010. This decrease was primarily the result of the sale of $532.4 million in longer-term mortgage-related securities near the end of the third quarter. The proceeds from these sales were not received until after September 30, 2010. As such, the proceeds are presented as “Due from Broker for Securities Sales” in Bank Mutual’s statement of financial condition as of that date. As previously noted, Bank Mutual has sold significant amounts of longer-term mortgage-related securities in recent periods in an effort to reduce its exposure to interest rate risk. Bank Mutual has reinvested the cash proceeds from these sources in short-term securities and overnight investments. These types of investments increase Bank Mutual’s flexibility to respond to changes in interest rates or otherwise restructure its balance sheet.
Deposit liabilities decreased by $78.5 million or 3.7% during the nine months ended September 30, 2010, to $2.06 billion compared to $2.14 billion at December 31, 2009. Core deposits, consisting of checking, savings, and money market accounts, increased by $3.5 million or 0.4% during the period while certificates of deposit declined by $82.0 million or 6.4%. Bank Mutual has reduced the rates it offers on its certificates of deposit in recent periods in an effort to manage its overall liquidity position, which has resulted in a decline in certificates of deposit. Due in part to these efforts, the weighted average cost of deposits declined by 38 basis points during the nine months ended September 30, 2010. Compared to September 30, 2009, the weighted average cost of deposits has declined by 63 basis points.
Borrowings, which consist of advances from the Federal Home Loan Bank (“FHLB”) of Chicago, remained substantially unchanged from December 31, 2009, to September 30, 2010. The weighted-average remaining term to maturity and weighted average rate of Bank Mutual’s FHLB advances was 5.9 years and 4.32%, respectively, as of September 30, 2010. A substantial portion Bank Mutual’s FHLB advances are redeemable at the option of the FHLB of Chicago. In addition, substantially all Bank Mutual’s FHLB advances are subject to significant prepayment penalties if repaid prior to their stated maturity.
Shareholders’ equity declined from $402.5 million at December 31, 2009, to $395.9 million at September 30, 2010. During the nine months ended September 30, 2010, the positive effects of Bank Mutual’s earnings and a decline in its accumulated other comprehensive loss were offset by dividend payments and stock repurchases. Bank Mutual’s ratio of shareholders’ equity to total assets was 11.54% at September 30, 2010, compared to 11.46% at December 31, 2009. Book value per share of Bank Mutual’s common stock was $8.65 at September 30, 2010, compared to $8.72 at December 31, 2009.
Bank Mutual’s subsidiary bank is “well capitalized” for regulatory capital purposes. As of June 30, 2010 (the last date for which information was available prior to this release), the Bank’s total risk-based capital ratio was 21.8% and its Tier 1 capital ratio was 9.9%. The minimum percentages to be “adequately capitalized” under current supervisory regulations are 8% and 4%, respectively. The minimums to be “well capitalized” are 10% and 5%, respectively.
Bank Mutual has paid 39 consecutive quarterly cash dividends since its initial stock offering in November 2000. During the third quarter of 2010 Bank Mutual paid a cash dividend of $0.03 per share to shareholders, a decline from $0.07 per share in the second quarter of 2010. Bank Mutual’s board of directors determined that it was prudent to reduce the dividend payment in the third quarter in view of Bank Mutual’s recent earnings trends and the current regulatory and economic climate. While Bank Mutual’s capital remains strong, regulators and lawmakers have increased their focus in recent periods on the capital levels of financial institutions such as Bank Mutual’s bank subsidiary. This increased focus may continue to impact the ability of Bank Mutual’s banking subsidiary to pay dividends to Bank Mutual, which could have an adverse impact on the ability of Bank Mutual to pay dividends to shareholders or repurchase its stock. During the third quarter of 2010 Bank Mutual did not repurchase any shares of its common stock nor did its board of directors authorize a new program for the purchase of additional shares.
Bank Mutual’s non-performing loans were 4.63% of loans receivable as of September 30, 2010, compared to 2.83% as of December 31, 2009. The ratios of non-performing assets to total assets were 2.46% and 1.72% as of these same dates, respectively. During the nine months ended September 30, 2010, Bank Mutual’s non-performing loans increased by $21.2 million or 49.7%. This increase was caused by the economic recession and increased unemployment over the past year that resulted in increased stress on borrowers and increased loan delinquencies. The increase in non-performing loans during the nine months ended September 30, 2010, was principally caused by the default of $26.4 million in loans to ten unrelated borrowers. These loan relationships are secured by office, commercial, and retail buildings, apartment buildings, residential mortgages, developed land, and equipment and inventory. The largest of these relationships consist of a $6.6 million loan secured by a 100-unit apartment project located in the Twin Cities area and a $4.1 million loan secured by partially developed land located in the Milwaukee area. Management does not expect to incur a loss on the $6.6 million apartment loan at this time, although there can be no assurances. Bank Mutual established a $1.1 million loss allowance against the $4.1 million land loan, as previously described.
The increase in non-performing loans described in the previous paragraph was partially offset by the transfer of the collateral for three loans with an aggregate balance of $9.7 million to foreclosed real estate during the period, net of an aggregate allowance for loan loss of $4.1 million, which was charged-off. These loans were secured by office buildings and a retail center.
Foreclosed properties and repossessed assets increased from $17.7 million at December 31, 2009, to $20.5 million at September 30, 2010. This increase was due to the transfers described in the previous paragraph, as well as other smaller foreclosures during the period. The impact of these developments was partially offset by sales during the period of two large properties that had an aggregate carrying value of $3.3 million. The proceeds from the sales of these properties approximated their carrying value. In addition, Bank Mutual recorded $4.2 million in write-offs on certain foreclosed properties during the nine months ended September 30, 2010. These write-offs were included as a loss in non-interest expense, as previously described in this release.
Bank Mutual’s allowance for loan losses increased to $26.4 million or 1.92% of total loans at September 30, 2010, compared to $17.0 million or 1.13% at December 31, 2009. As a percent of non-performing loans, Bank Mutual’s allowance for loan losses was 41.4% at September 30, 2010, compared to 40.0% at December 31, 2009. The dollar increase in the allowance was caused by the additional loss allowances that were established during the nine months ended September 30, 2010, as described earlier in this release. This development was partially offset by loan charge-offs during the period, the most significant of which were the charge-offs related to the three foreclosures described in a previous paragraph. Management believes the allowance for loan losses at September 30, 2010, was adequate to cover probable and estimable losses in Bank Mutual’s loan portfolio as of that date. However, future increases to the allowance may be necessary and results of operations could be adversely affected if future conditions differ from the assumptions used by management to determine the allowance for loan losses as of the end of the period.
Bank Mutual Corporation is the fifth largest financial institution holding company headquartered in the state of Wisconsin and its stock is quoted on The NASDAQ Global Select Market under the symbol “BKMU”. Its subsidiary bank, Bank Mutual, operates 78 banking locations in the state of Wisconsin and one in Minnesota.
* * *
Cautionary Statements
The discussion in this earnings release contains or incorporates by reference various forward-looking statements concerning Bank Mutual’s prospects that are based on the current expectations and beliefs of management. Forward-looking statements may contain words such as “anticipate,” “believe,” “estimate,” “expect,” “objective,” “projection” and similar expressions or use of verbs in the future tense, and are intended to identify forward-looking statements; any discussions of periods after the date for which this report is filed are also forward-looking statements. The statements contained herein and such future statements involve or may involve certain assumptions, risks, and uncertainties, many of which are beyond Bank Mutual’s control, that could cause Bank Mutual’s actual results and performance to differ materially from what is expected. In addition to the assumptions and other factors referenced specifically in connection with such statements, the following factors could impact the business and financial prospects of Bank Mutual: general economic conditions, including high rates of unemployment and the significant instability in credit, lending, and financial markets; declines in the real estate market, which could affect both collateral values and loan activity; high unemployment and other factors which could affect borrowers’ ability to repay their loans; negative developments affecting particular borrowers, which could adversely impact loan repayments and collection; illiquidity of financial markets and other negative developments affecting particular investment and mortgage-related securities, which could adversely impact the fair value of and/or cash flows from such securities; legislative and regulatory initiatives and changes, including action taken, or that may be taken, in response to difficulties in financial markets and/or which could negatively affect the right of creditors; monetary and fiscal policies of the federal government; increased competition and/or disintermediation within the financial services industry; the effects of further regulation and consolidation within the financial services industry, including substantial changes under the recently enacted Dodd-Frank Act; changes in regulators’ expectations for financial institutions’ capital levels; changes in tax rates, deductions and/or policies; changes in FDIC premiums and other governmental assessments; changes in deposit flows; changes in the cost of funds; fluctuations in general market rates of interest and/or yields or rates on competing loans, investments, and sources of funds; demand for loan or deposit products; demand for other financial services; changes in accounting policies or guidelines; natural disasters, acts of terrorism, or developments in the war on terrorism; and the factors discussed in Bank Mutual’s filings with the Securities and Exchange Commission, particularly under Part I, Item 1A, “Risk Factors,” of Bank Mutual’s 2009 Annual Report on Form 10-K.

Bank Mutual Corporation and Subsidiaries
Unaudited Consolidated Statements of Financial Condition
(Dollars in thousands, except per share data)

	September 30	December 31
	2010	2009
ASSETS
Cash and due from banks	$22,566	$37,696
Interest-earning deposits	55,843	189,962

Cash and cash equivalents	78,409	227,658
Securities available-for-sale, at fair value:
Investment securities	942,926	614,104
Mortgage-related securities	137,925	866,848
Loans held-for-sale, net	69,331	13,534
Loans receivable, net	1,377,469	1,506,056
Foreclosed properties and repossessed assets	20,548	17,689
Goodwill	52,570	52,570
Mortgage servicing rights, net	6,649	6,899
Due from broker for securities sales	536,990	—
Other assets	208,787	206,706

Total assets	$3,431,604	$3,512,064

LIABILITIES AND EQUITY
Liabilities:
Deposit liabilities	$2,059,004	$2,137,508
Borrowings	906,201	906,979
Advance payments by borrowers for taxes and insurance	29,979	2,508
Other liabilities	37,645	59,668

Total liabilities	3,032,829	3,106,663

Equity:
Preferred stock — $.01 par value:
Authorized — 20,000,000 shares in 2010 and 2009
Issued and outstanding — none in 2010 and 2009	—	—
Common stock — $.01 per value:
Authorized — 200,000,000 shares in 2010 and 2009
Issued - 78,783,849 shares in 2010 and 2009
Outstanding — 45,747,443 shares in 2010 and 46,165,635 in 2009	788	788
Additional paid-in capital	494,508	499,376
Retained earnings	268,515	272,518
Unearned ESOP shares	(87)	(347)
Accumulated other comprehensive loss	(1,050)	(2,406)
Treasury stock — 33,036,406 shares in 2010 and 32,618,214 in 2009	(366,823)	(367,452)

Total shareholders’ equity	395,851	402,477
Non-controlling interest in real estate partnership	2,924	2,924

Total equity including non-controlling interest	398,775	405,401

Total liabilities and equity	$3,431,604	$3,512,064

Bank Mutual Corporation and Subsidiaries
Unaudited Consolidated Statements of Income
(Dollars in thousands, except per share data)

	Three Months Ended September 30		Nine Months Ended September 30
	2010	2009	2010	2009
Interest income:
Loans	$19,780	$22,727	$60,515	$73,498
Investment securities	4,071	3,708	13,256	13,466
Mortgage-related securities	4,528	9,289	16,040	29,839
Interest-earning deposits	62	3	207	77

Total interest income	28,441	35,727	90,018	116,880

Interest expense:
Deposits	6,865	10,524	22,501	35,159
Borrowings	9,863	9,876	29,293	29,332
Advance payment by borrowers for taxes and insurance	2	4	4	7

Total interest expense	16,730	20,404	51,798	64,498

Net interest income	11,711	15,323	38,220	52,382
Provision for loan losses	6,163	5,189	15,679	8,822

Net interest income after provision for loan losses	5,548	10,134	22,541	43,560

Non-interest income:
Service charges on deposits	1,624	1,700	4,512	4,756
Brokerage and insurance commissions	738	552	2,315	2,070
Loan-related fees and servicing revenue, net	(291)	70	(39)	(222)
Gain on loan sales activities, net	3,669	1,038	5,486	7,800
Gain on investments, net	5,220	3,547	16,291	6,219
Other non-interest income	2,003	1,804	5,756	5,013

Total non-interest income	12,963	8,711	34,321	25,636

Non-interest expense:
Compensation, payroll taxes, and other employee benefits	9,002	9,900	26,713	30,267
Occupancy and equipment	2,822	2,864	8,500	8,946
Federal insurance premiums and special assessment	1,036	934	3,057	3,660
Loss on foreclosed real estate, net	1,162	81	4,205	145
Other non-interest expense	3,256	3,050	9,106	8,934

Total non-interest expense	17,278	16,829	51,581	51,952

Income before income tax expense	1,233	2,016	5,281	17,244
Income tax expense	307	772	1,521	4,994

Net income before non-controlling interest	926	1,244	3,760	12,250
Net loss (income) attributable to non-controlling interest	—	1	(1)	—

Net income	$926	$1,245	$3,759	$12,250

Per share data:
Earnings per share-basic	$0.02	$0.03	$0.08	$0.26

Earnings per share-diluted	$0.02	$0.03	$0.08	$0.26

Cash dividends paid	$0.03	$0.09	$0.17	$0.27

Bank Mutual Corporation and Subsidiaries
Unaudited Supplemental Financial Information
(Dollars in thousands, except per share amounts and ratios)

	Three Months Ended September 30		Nine Months Ended September 30
	2010	2009	2010	2009
Loan Originations and Sales
Mortgage loan originations:
One- to four-family	$178,633	$86,294	$311,909	$543,808
Multi-family	12,278	1,023	34,731	7,341
Commercial real estate	11,186	8,729	15,457	36,259

Total mortgage loans	202,097	91,276	362,097	587,408

Consumer loan originations	19,313	20,387	57,733	58,776
Commercial business loan originations	14,716	3,718	22,161	17,190

Total loans originated	236,126	121,815	441,991	663,374
Mortgage loans purchased	—	—	—	2,658

Total loans originated and purchased	$236,126	$121,815	$441,991	$666,032

Mortgage loan sales	$118,224	$78,120	$223,114	$493,204

	September 30	December 31
	2010	2009
Loan Portfolio Analysis
Mortgage loans:
One- to four-family	$562,298	$656,018
Multi-family	239,246	190,377
Commercial real estate	284,232	285,915
Construction and development	55,439	95,873

Total mortgage loans	1,141,215	1,228,183
Consumer loans	252,133	275,497
Commercial business loans	48,898	52,016

Total loans receivable	1,442,246	1,555,696
Allowance for loan losses	(26,409)	(17,028)
Undisbursed loan proceeds and deferred fees and costs	(38,368)	(32,612)

Total loans receivable, net	$1,377,469	$1,506,056

Bank Mutual Corporation and Subsidiaries
Unaudited Supplemental Financial Information (continued)
(Dollars in thousands, except per share amounts and ratios)

	September 30	December 31
	2010	2009
Non-Performing Loans and Assets
Non-accrual mortgage loans:
One- to four-family	$17,355	$12,126
Multi-family	11,119	3,357
Commercial real estate	30,190	23,699
Construction and development loans	—	—

Total non-accrual mortgage loans	58,664	39,182

Non-accrual consumer loans:
Secured by real estate	1,449	1,433
Other consumer loans	160	212

Total non-accrual consumer loans	1,609	1,645
Non-accrual commercial business loans	3,151	923

Total non-accrual loans	63,424	41,750
Accruing loans delinquent 90 days or more	326	834

Total non-performing loans	63,750	42,584
Foreclosed properties and repossessed assets	20,548	17,689

Total non-performing assets	$84,298	$60,273

Non-performing loans to loans receivable, net	4.63%	2.83%
Non-performing assets to total assets	2.46%	1.72%

	Nine Months Ended September 30
	2010	2009
Activity in Allowance for Loan Losses
Balance at the beginning of the period	$17,028	$12,208
Provision for the period	15,679	8,822

Charge-offs:
One- to four-family	(275)	(328)
Multi-family	—	(4,523)
Commercial real estate	(5,331)	(1,964)
Consumer loans	(570)	(344)
Commercial business loans	(173)	(167)

Total charge-offs	(6,349)	(7,326)

Recoveries:
One- to four-family	20	—
Commercial real estate	1	—
Consumer loans	30	30

Total recoveries	51	30

Net charge-offs	(6,298)	(7,296)

Balance at the end of the period	$26,409	$13,734

Net charge-offs to average loans, annualized	0.56%	0.56%

	September 30	December 31
	2010	2009
Allowance Ratios
Allowance for loan losses to non-performing loans	41.43%	39.99%
Allowance for loan losses to total loans	1.92%	1.13%

Bank Mutual Corporation and Subsidiaries
Unaudited Supplemental Financial Information (continued)
(Dollars in thousands, except per share amounts and ratios)

	September 30	December 31
	2010	2009
Deposit Liabilities Analysis
Non-interest-bearing checking	$89,309	$94,619
Interest-bearing checking	197,575	211,448
Savings accounts	210,625	196,983
Money market accounts	354,222	345,144
Certificates of deposit	1,207,273	1,289,314

Total deposit liabilities	$2,059,004	$2,137,508

	Three Months Ended September 30		Nine Months Ended September 30
	2010	2009	2010	2009
Selected Operating Ratios
Net interest margin (1)	1.46%	1.89%	1.58%	2.15%
Net interest rate spread	1.26%	1.62%	1.37%	1.87%
Return on average assets	0.11%	0.14%	0.14%	0.47%
Return on average shareholders’ equity	0.93%	1.23%	1.25%	4.05%
Efficiency ratio (2)	88.81%	82.14%	91.70%	72.36%
Non-interest expense as a percent of average assets	1.99%	1.94%	1.98%	1.99%
Shareholders’ equity to total assets at end of period	11.54%	11.38%	11.54%	11.38%
Tangible common equity to adjusted total assets at end of period (3)	10.16%	10.05%	10.16%	10.05%

(1)	Net interest margin is determined by dividing net interest income by average earning assets for the periods indicated.

(2)	Efficiency ratio is determined by dividing non-interest expense by the sum of net interest income and non-interest income less net investment gains for the periods indicated.

(3)	This is a non-GAAP disclosure. The ratio is computed as shareholders’ equity less goodwill divided by total assets less goodwill.

	Three Months Ended September 30		Nine Months Ended September 30
	2010	2009	2010	2009
Other Information
Average earning assets	$3,213,770	$3,237,756	$3,215,637	$3,255,039
Average assets	3,465,704	3,466,018	3,477,405	3,489,470
Average interest bearing liabilities	2,932,473	2,923,285	2,926,216	2,944,911
Average shareholders’ equity	398,746	403,892	400,827	403,574
Average tangible shareholders’ equity (4)	346,176	351,322	348,257	351,004
Weighted average number of shares outstanding:
As used in basic earnings per share	45,590,306	46,095,468	45,568,960	46,613,326
As used in diluted earnings per share	45,798,960	46,705,709	45,898,536	47,258,995

(4)	Average tangible shareholders’ equity is average total shareholders’ equity minus goodwill.

	September 30	December 31
	2010	2009
Number of shares outstanding (net of treasury shares)	45,747,443	46,165,635
Book value per share	$8.65	$8.72

	September 30	December 31
	2010	2009
Weighted Average Net Interest Rate Spread
Yield on loans	5.46%	5.76%
Yield on investments	1.31%	3.19%
Combined yield on loans and investments	3.66%	4.49%
Cost of deposits	1.27%	1.65%
Cost of borrowings	4.26%	4.32%
Total cost of funds	2.17%	2.49%
Interest rate spread	1.49%	2.04%